Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Centrue Financial Corporation on Form S-4 of our report dated February 24, 2004, with respect to the consolidated financial statements of Centrue Financial Corporation which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ McGladrey & Pullen, LLP

Champaign, Illinois
January 24, 2005